ELIZABETH ARDEN, INC.
[Red Door Logo]

FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES RESULTS FOR THREE MONTHS ENDED
JUNE 30, 2004 AND PROVIDES GUIDANCE FOR FISCAL 2005

* Net Sales Increase 17.2% to $155 million *
* Company Expects Fiscal 2005 Net Sales of $900 million to $910 million and EPS Between $1.24 to $1.28 *

      New York, New York (August 6, 2004) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige fragrance and beauty products company, today announced financial results for the three and twelve month periods, and the five month transition period, ended June 30, 2004 and provided guidance for its new fiscal year ending June 30, 2005. As previously announced, the Company recently changed its fiscal year end from January 31 to June 30.

THREE AND TWELVE MONTH RESULTS

      Net sales increased 17.2% to $154.6 million for the three months ended June 30, 2004 from $131.9 million in the comparable period of the prior year. Net sales for the period were driven by an increase in fragrance sales to mass retail customers, the launch of the Elizabeth Arden Provocative Woman fragrance in April in the U.S., improved travel retail performance and the favorable impact of foreign currency rates. Gross margin expanded to 41.7% for the three-month period from 39.1% recorded in the prior year period. Net loss per share improved by $0.55 to a loss of $0.35 per share for the three months ended June 30, 2004 as compared to a loss of $0.90 per share for the comparable prior year period.

      Earnings results exclude the remaining restructuring charges related to the consolidation of the Company's U.S. distribution facilities, net of related tax benefits. In addition, these results exclude the non-cash charge for the accelerated accretion associated with the conversion of the remaining Series D convertible preferred stock owned by Unilever, which was converted into common stock and sold in a secondary offering in June 2004. The Company also sold 231,793 shares in the offering from the exercise of the underwriter's over-allotment option and used the net proceeds of approximately $4.3 million to repay amounts outstanding under its revolving credit facility.

      For the full twelve-month period ended June 30, 2004, net sales increased 11.5% to $832.0 million from $746.1 million in the prior year period and earnings per share was $1.01 as compared to $0.34 in the comparable period of the prior year. Earnings results exclude the charges discussed above associated with the Company's restructuring activities, the debt extinguishment charges associated with the Company's refinancing activities completed in February 2004, as well as the non-cash charge for the accelerated accretion associated with the conversion of the Series D convertible preferred stock.

      The unaudited consolidated income statements for the three and twelve month periods ended June 30, 2004 will be posted today at 11:00 a.m., Eastern Standard Time, on the Company's website at www.elizabetharden.com. Please refer to "Corporate Information-Investor Information - New Fiscal Year Financial Data."

      E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth Arden, Inc., commented, "Overall, we are pleased with our results. Performance has been solid across all of our selling units, and retail sales globally continue to support our revenue and earnings targets for this fiscal year. The significant top line growth, the benefits of all of our refinancing activities and strong working capital management led to a $25 million, or 35%, improvement in our cash flow from operations for this five month transition period, despite investing significantly in our brands. From an operational standpoint, the consolidation of our distribution facilities has already begun contributing to our results, and we are on track to deliver our expected full year savings."

      "Our innovation activities have been exciting. In June, we introduced to the beauty industry Curious by Britney Spears, the new fragrance under the Britney Spears license, which received an extremely enthusiastic reception by our retail partners. Curious is rolling out to U.S. department stores beginning in September and in international markets in the spring of 2005. We also were pleased with the successful introduction of Elizabeth Arden Provocative Woman, which, with the support of a new television campaign featuring Catherine Zeta-Jones, was launched in the U.S this spring and is scheduled to ship to our international markets this fall. Both new fragrances will be further supported with heavy print and television advertising during the upcoming holiday season."

OUTLOOK

      The Company currently anticipates that for the new fiscal year ending June 30, 2005, net sales will be between $900 million to $910 million, assuming current foreign currency exchange rates, and diluted earnings per share will range from $1.24 to $1.28. For the three months ending September 30, 2004, which represents the first quarter of fiscal 2005, the Company expects net sales of $213 million to $218 million and diluted earnings per share of $0.12 to $0.14. Net sales and earnings per share for the three months ended September 28, 2003 were $199.0 million and $0.02, respectively.

      Mr. Beattie added, "With the recapitalization of our balance sheet, the consolidation of our U.S. distribution facilities and the conversion of the remaining convertible preferred stock completed and behind us, we are well positioned and look forward to strong financial performance this fiscal year."

FIVE MONTH TRANSITION RESULTS

      Net sales grew 8.6% to $222.8 million for the five months ended June 30, 2004 from $205.2 million in the comparable period of the prior year and surpassed our previously announced expectations for net sales of $215 million. Gross margin expanded to 39.6% for the five-month period from 36.5% recorded in the prior year period.

      Net loss attributable to common shareholders was $29.5 million, or $1.19 per share, which was an improvement of $0.73 per share over the net loss attributable to common shareholders of $34.5 million, or $1.92 per share, in the comparable five-month period and in-line with previously announced expectations for a loss of $1.17 to $1.22 per share.

      The five-month transition results exclude the previously discussed charges associated with the Company's financing and restructuring activities, as well as the non-cash charge for the accelerated accretion associated with the conversion of the Series D convertible preferred stock. including these charges, the net loss per share was $2.08.

CONFERENCE CALL INFORMATION

      The Company will host a conference call today at 10:00 a.m. Eastern Standard Time. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at www.elizabetharden.com until August 20, 2004.

Elizabeth Arden is a global prestige fragrance and beauty products company. The Company's portfolio of brands includes the fragrance brands Elizabeth Arden's Red Door, Red Door Revealed, 5th Avenue, Elizabeth Arden green tea, ardenbeauty and Elizabeth Arden Provocative Woman, Elizabeth Taylor's White Diamonds, Passion, Forever Elizabeth and Gardenia, Britney Spear's Curious by Britney Spears, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care lines, including Ceramide and Eight Hour Cream; and the Elizabeth Arden color cosmetics line.

Company Contact:	Marcey Becker, Senior Vice President, Finance
(203) 462-5809

Investor/Press Contact:	Cara O'Brien / Lila Sharifian
Financial Dynamics
(212) 850-5000

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") are not historical facts and may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence; the impact of competitive products and pricing; risks of international operations, including foreign currency fluctuations, economic and political consequences of terrorist attacks, political instability in certain regions of the world, and diseases affecting customer purchasing patterns; our ability to launch new products and implement our growth strategy; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our substantial indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and our indenture for our 7 3/4% senior subordinated notes; our customers' financial condition; our ability to access capital for acquisitions; changes in product mix to less profitable products; the retention and availability of key personnel; the assumptions underlying our critical accounting estimates; delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for the majority of our supply of certain products; changes in the retail, fragrance and cosmetic industries; our ability to protect our intellectual property rights; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

Five Months Ended

	June 30, 2004	June 28, 2003

Net Sales	$222,784	$205,201
Cost of Sales	134,500	130,348

Gross Profit	88,284	74,853
Gross Profit Percentage (a)	39.6%	36.5%

Selling, General and Administrative Expenses	111,897	95,493
Depreciation and Amortization	8,701	8,443

Total Operating Expenses	120,598	103,936

Interest Expense, Net	(9,835)	(16,986)
Debt Extinguishment (Charges) Gain	(3,874)	123
Other (Expense) Income	(8)	29

Loss Before Income Taxes	(46,031)	(45,917)
Benefit from Income Taxes	(14,188)	(13,176)

Net Loss	(31,843)	(32,741)
Accretion and Dividend on Preferred Stock	762	1,626
Accelerated Accretion on Converted Preferred Stock	19,090	--

Net Loss Attributable to Common Shareholders	$(51,695)	$(34,367)

As reported:

Basic Loss Per Share	$(2.08)	$(1.92)
Diluted Loss Per Share	$(2.08)	$(1.92)

Basic Shares	24,885	17,907
Diluted Shares	24,885	17,907

EBITDA (b)	$(27,495)	$(20,488)

Adjusted Before Giving Effect to the Accelerated   Accretion Related to the Conversion of the Series   D Convertible Preferred Stock and Debt   Extinguishment and Restructuring Charges (or   Gain), Net of Taxes: (c)

Net Loss Attributable to Common Shareholders	$(29,489)	$(34,455)

Basic Loss Per Share	$(1.19)	$(1.92)
Diluted Loss Per Share	$(1.19)	$(1.92)

Basic Shares	24,885	17,907
Diluted Shares	24,885	17,907

EBITDA (b)	$(22,357)	$(20,611)

(a)   Based on the percentage of net sales for the periods.

(b)   EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles ("GAAP")) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure (particularly when acquisitions are involved), depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure and the accounting method used for our acquisitions, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net loss, as determined in accordance with GAAP, to EBITDA:

(In thousands)	Five Months Ended

	June 30, 2004	June 28, 2003

Net loss	$(31,843)	$(32,741)
Plus:
Benefit from income taxes	(14,188)	(13,176)
Interest expense	9,835	16,986
Depreciation and amortization	8,701	8,443

EBITDA	(27,495)	(20,488)
Debt extinguishment charges (gain)	3,874	(123)
Restructuring charges	1,264	--

EBITDA excluding debt extinguishment and restructuring charges (gain)	$(22,357)	$(20,611)

(c)   The following tables reconcile the calculation of net loss per share attributable to common shareholders on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to the debt extinguishment charges (or gain), the restructuring charges related to consolidation of U.S. distribution facilities and the accelerated accretion on the converted Series D Convertible Preferred Stock (the "Accelerated Accretion"). This disclosure is being provided because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to debt extinguishment charges (or gain) and restructuring charges and the anti-dilutive effects of the timing of the accretion charges on the preferred stock. The presentation of the non-GAAP information titled "Net loss per share as adjusted, before giving effect to the Accelerated Accretion and debt extinguishment charges (or gain) and restructuring charges, net of taxes" is not meant to be considered in isolation or as a substitute for net income or diluted income per share prepared in accordance with GAAP. Diluted loss per share equals basic loss per share as the assumed conversion of the convertible securities and the assumed exercise of outstanding options and warrants would have an anti-dilutive effect.

(In thousands, except per share data)	Five Months Ended

	June 30, 2004	June 28, 2003

As reported:

Basic and Diluted
Net loss attributable to common shareholders as reported	$(51,695)	$(34,367)
Weighted average shares outstanding as reported	24,885	17,907
Net loss per basic and diluted share as reported	$(2.08)	$(1.92)

Adjusted before giving effect to the Accelerated Accretion and debt extinguishment charges (or gain) and restructuring charges, net of taxes:

Basic and Diluted
Net loss attributable to common shareholders as reported	$(51,695)	$(34,367)
Accelerated Accretion	19,090	--
Debt extinguishment charges (or gain), net of taxes	2,349	(88)
Restructuring charges, net of taxes	766	--
Net loss attributable to common shareholders as adjusted, before giving effect to the Accelerated Accretion and debt extinguishment charges (or gain) and restructuring charges, net of taxes	$(29,489)	$(34,455)

Weighted average shares outstanding as reported	24,885	17,907
Net loss per share as adjusted, before giving effect to the Accelerated Accretion and debt extinguishment charges (or gain) and restructuring charges, net of taxes	$(1.19)	$(1.92)

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited except for January 31, 2004)
(In thousands)

	--------------------------- As of ------------------------
	June 30, 2004	June 28, 2003	January 31, 2004

Cash	$23,494	$18,525	$89,087
Accounts Receivable, Net	102,306	92,398	137,380
Inventories	258,638	266,913	193,382
Property and Equipment, Net	37,198	35,521	38,207
Exclusive Brand Licenses, Trademarks and Intangibles, Net	191,842	201,814	194,811
Total Assets	663,686	669,225	698,079
Short-Term Debt	65,900	86,752	--
Current Portion of Long-Term Debt	4,764	2,377	91,287
Current Liabilities	225,203	231,686	230,647
Long-Term Liabilities	236,423	321,290	245,680
Total Debt	304,466	399,415	325,089
Preferred Stock	--	17,260	10,793
Shareholders' Equity	202,060	98,989	210,959
Working Capital	191,872	182,492	220,843

###